Exhibit K(2)

Compliance Consulting Agreement

COMPLIANCE SERVICES AGREEMENT

AGREEMENT dated as of May 12, 2014 (the “Effective Date”) between Griffin Institutional Access Real Estate Fund (the “Trust”), a Delaware statutory trust, and Cipperman Compliance Services, LLC (“CCS”), a Pennsylvania limited liability company.

WHEREAS, the Trust is a an investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, shares of beneficial interest in the Trust are divided into separate series (each, along with any series which may in the future be established, a “Fund,” collectively, the “Funds”);

WHEREAS, each Fund is managed and/or advised by an investment adviser and sub-advisers (each, an “Adviser”; together, the “Advisers”) registered under the Investment Advisers Act of 1940, as amended;

WHEREAS, the Board of Trustees of the Trust (the “Board”) is required to implement a compliance program pursuant to Rule 38a-1 (“Rule 38a-1”) of the 1940 Act including the designation of a chief compliance officer (the “CCO”);

WHEREAS, the Trust wishes to engage CCS to provide certain compliance services on behalf of the Trust;

WHEREAS, CCS wishes to provide such services to the Trust under the conditions set forth below;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained in this Agreement, the Fund and CCS agree to the Terms and Conditions described in Exhibits A-D.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

GRIFFIN INSTITUTIONAL ACCESS REAL ESTATE FUND

By	/s/ Randy Anderson
Name: Randy Anderson
Title:

CIPPERMAN COMPLIANCE SERVICES, LLC

By	/s/ Todd Cipperman
Name: Todd Cipperman
Title: Principal

Exhibit K(2)

Compliance Consulting Agreement

Exhibit A

Services

—	Provide a designated Chief Compliance Officer;
—	Draft, maintain, and implement the Compliance Manual and related policies and procedures;
—	Quarterly Board reporting of material compliance issues;
—	Attend 4 Board meetings per year including one in person;
—	At least annually, meet separately with the Trust’s independent directors;
—	Distribute the compliance manual and obtain applicable certifications;
—	Conduct the annual compliance review as required by Rule 38a-1;
—	Maintain a regulatory compliance calendar;
—	Perform an onsite due diligence review of each Adviser, Sub-Adviser, and major service provider at least once every 24 months and perform telephone due diligence in the off years;
—	Manage Code of Ethics procedures;
—	Provide real-time advice and guidance to management or the Board with respect compliance and regulatory inquiries;
—	Conduct two training sessions (up to 3 hours each) per year on topics (and to personnel) designated by Management or the Board;
—	20 consulting hours per year for any other compliance service not described above, including the following:
-	Assisting operational oversight of such areas as proxy voting, anti -money laundering, portfolio compliance, record retention, trading, brokerage, fair valuation, trade errors, correspondence, and client complaints;
-	Providing regulatory advice requiring research and/or writing;
-	Reviewing fund marketing materials;
-	Responding to regulatory inquiries;
-	A compliance review required within six months of the date hereof;
-	Assisting with licensing requirements for individuals;
-	Providing compliance services to affiliates; and
-	Providing other compliance services as reasonably requested.

Exhibit K(2)

Compliance Consulting Agreement

Exhibit B

Fees and Term

Fee for Base Services:

—	Per Adviser or Sub-Adviser: $10,000/year (includes first fund managed by Adviser or Sub-Adviser) – payable monthly

—	Per Portfolio: $5000/year for every additional fund managed by the same Adviser or Sub-Adviser

—	Minimum: $42,000/year for Trust in total for each fund fiscal year for which Services are provided

In the event that the Trust engages CCS to conduct an initial review (which shall include a site visit) of a new Adviser or Sub-Adviser to assist the Board in determining whether such Adviser’s or Sub-Adviser’s policies and procedures are reasonably designed to prevent violation of the Federal Securities Laws as described in Rule 38a-1(a)(2), the Trust shall pay a fixed fee of $5,000 for each such review and related report to the Board.

In the event that CCS performs services with respect to a Fund in anticipation of the Fund’s launch (other than an Initial Review), but the Fund does not commence sale within 90 days of performing such services, the Trust shall pay CCS for time expended at the hourly rate described below.

Hourly rate for additional services: $400/hour

Initial Term: 24 months

Exhibit K(2)

Compliance Consulting Agreement

Exhibit D

Addenda

Section I.A. shall be amended by adding the following:

CCS shall provide the Services for all Funds declared effective by the SEC; provided, however, that CCS shall commence the initial review described in Exhibit A (the “Initial Review”) upon receiving written (including e-mail) notice that the Board has approved filing of the initial draft of the applicable registration statement.

Clause (i) of Section III.A. shall be deleted and replaced with the following:

(i) any action taken or omitted to be taken in accordance with or in reasonable reliance upon written or oral instructions, advice, data, documents or information (without investigation or verification) received by CCS from or on behalf of the Trust or

Clause (iii) of Section III.B. shall be deleted and replaced with the following:

(iii) any material breach of any of the Trust’s obligations, representations or warranties hereunder, or

The following section shall be added to Article III:

G. CCS (the “CCS Indemnifying Party(ies)”) agrees to indemnify and hold harmless the Trust, its employees, agents, officers, directors, affiliates and nominees (collectively, the “Trust Indemnified Parties”) from and against any and all third-party claims, demands, actions and suits, and from and against any and all judgments, liabilities, losses, damages, costs, charges, and reasonable attorneys’ fees (a “Trust Claim”) actually incurred by any Trust Indemnified Party or for which any Trust Indemnified Party may be held liable arising out of or related to CCS’s willful misfeasance, bad faith or gross negligence in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.

H. Unless a loss is caused by the willful misfeasance, bad faith, gross negligence, or reckless disregard by the Indemnifying Party, payments by any Indemnifying Party pursuant Sections III(B) or III(G) are limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment actually received by Indemnified Party in respect of any such indemnity claim, less any related costs and expenses, including the aggregate cost of pursuing any related insurance claims and any related increases in insurance premiums or charge-backs. Promptly after the realization of any insurance proceeds, indemnity, contribution or similar payment, Indemnified Party shall reimburse Indemnifying Party for such reduction in losses for which Indemnified Party was paid under this Section III prior to the realization of reduction of such losses.

Section V.A. shall be amended by adding the following:

Exhibit K(2)

Compliance Consulting Agreement

This Agreement shall also terminate with respect to a particular Fund in the event of its termination or dissolution.

Section V.B. shall be deleted and replaced with the following:

B. CCS may immediately terminate this Agreement in the event that (a) CCS no longer provides CCO services to the Adviser; (b) the Board does not approve the performance of Required Additional Services; or (c) CCS reasonably determines that (i) a Service Provider appointed after the date hereof would have a material adverse effect on the Trust’s compliance program or (ii) the Adviser, the Trust, or any Service Provider takes action or fails to take action that would have a material adverse effect on the Trust’s compliance program. CCS shall cooperate with the Trust to ensure an effective transition to a successor service provider to minimize disruption to the Trust.

Address for Notices:

Spencer Propper

Griffin Capital

2121 Rosecrans Avenue, Suite 3321

El Segundo, CA 90245